                                                                    EXHIBIT 99.1
                                 EXHIBIT 99.1 TO

                                    FORM 10-K


                                    FORM 11-K

                                  ANNUAL REPORT




                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934


              For the Fiscal Years Ended December 31, 1999 and 1998





                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                 ----------------------------------------------
                            (Full title of the plan)


                            ROYAL APPLIANCE MFG. CO.
                            ------------------------
          (Name of issuer of the securities held pursuant to the plan)


                     650 ALPHA DRIVE, CLEVELAND, OHIO 44143
                     --------------------------------------
                     (Address of principal executive office)

                          INDEX OF FINANCIAL STATEMENTS



                                                                           PAGES
                                                                           -----
Report of Independent Accountants                                              2

Financial Statements:

  Statements of Net Assets Available for Plan
    Benefits at December 31, 1999 and 1998                                     3

  Statements of Changes in Net Assets Available for
    Plan Benefits for the years ended December 31, 1999 and 1998               4

Notes to Financial Statements                                                5-8


Supplemental Schedules:

   Schedule of Assets Held for Investment Purposes
      as of December 31, 1999                                                  9

   Schedule of Reportable Transactions for the year
       ended December 31, 1999                                                10


                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Trustees of the
  Royal Appliance 401(k) Retirement Savings Plan


In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for benefits of Royal Appliance 401(k) Retirement Savings Plan (the "Plan") at December 31, 1999 and the 1998, and the changes in net assets available for plan benefits for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 1999, and reportable transactions for the year ended December 31, 1999, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                      PricewaterhouseCoopers LLP



Cleveland, Ohio
March 11, 2000

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                               DECEMBER 31,
                                                         -------------------------
                                                         1999                 1998
                                                         ----                 ----
                    ASSETS

Investments:
    Invested Assets                                 $18,155,777            $13,690,666
    Amounts Due to Plan From Participants               794,202                769,866
    Cash & Cash Equivalents                               5,113                 31,047
    Due from Broker                                           -                182,339
    Accrued Income                                            -                 22,565
                                                    -----------             ----------
        Subtotal                                     18,955,092             14,696,483

Loan Payment Receivable                                       -                 21,362
Contributions Receivable                                267,500                394,878
                                                    -----------             ----------
        Total Assets                                 19,222,592             15,112,723

                LIABILITIES

Other Liabilities                                             -                 95,714
                                                    -----------             ----------
   Total Liabilities                                          -                 95,714
                                                    -----------             ----------
   Net Assets Available For Plan Benefits           $19,222,592           $ 15,017,009
                                                    ===========             ==========





    The accompanying notes are an integral part of these financial statements

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                                            For Year Ended December 31,
                                                                            -----------------------------
                                                                            1999                     1998
                                                                            ----                     ----
Additions:

     Contributions and Contributions Receivable:
           Company Contributions                                       $       905,824             $       796,324
           Employee Pre-tax Contributions                                    1,188,307                   1,180,435
           Participants' Voluntary After-tax Contributions                       3,759                       3,367
           Transfer From Other Plan                                            211,939                     202,256
                                                                       ---------------            ----------------
                  Total Contributions                                        2,309,829                   2,182,382

     Miscellaneous Income                                                        4,724                       9,941

Investment Income:
     Interest and Dividends                                                    205,994                     541,030

     Net Appreciation in Fair Market Value                                   3,064,759                     635,704

     Loans to Participants, Net                                                (6,280)                   (119,862)
                                                                       ---------------            ----------------
                  Total Additions                                            5,579,026                   3,249,195

Deductions:
     Benefits Paid to Participants                                           1,372,249                   1,068,767
     Miscellaneous Fees                                                          1,194                         849
                                                                       ---------------            ----------------
                  Net Additions                                              4,205,583                   2,179,579

     Net Assets Available for Plan Benefits, Beginning of Year              15,017,009                  12,837,430
                                                                       ---------------            ----------------
     Net Assets Available for Plan Benefits, End of Year                   $19,222,592                 $15,017,009
                                                                       ===============             ===============



    The accompanying notes are an integral part of these financial statements

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

1.   Plan Description and Benefits:
     ------------------------------
     The following brief description of the Royal Appliance 401(k) Retirement Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Summary Plan Description for more complete information.

     GENERAL - The Plan is a defined contribution plan covering substantially all employees of Royal Appliance Mfg. Co. (the "Company"). Employees who attain age 18 and complete at least six months of service are eligible to become participants in the Plan.

     On December 27, 1991, the Company filed Form S-8 with the Securities and Exchange Commission (SEC) allowing participants in the Plan to invest in Common Shares of the Company. This investment option was available as of February 1, 1992. As a result, the Plan is now required to comply with the reporting provisions of the SEC Form 11-K.

     CONTRIBUTIONS - Contributions consist of employer matching, employer profit sharing, salary reduction, voluntary after-tax contributions, and rollover contributions.

     Effective January 1, 1999, the Company amended the Plan to adopt the safe harbor match contribution formula. During 1999, employer matching contributions are 100% of the first 3% of salary reduction contributions and 50% of the next 2% of salary reduction contributions.

     In 1998, employer matching contributions were 100% of the first 2% of salary reduction contributions and 50% of the next 4% of salary reduction contributions. The employer profit sharing contribution is discretionary based on amounts as authorized by the Board of Directors. All employer contributions have been made in the form of cash. Salary reduction contributions may range from 1% to 15% of qualified compensation subject to annual I.R.S. limits. Participants may also make voluntary after-tax contributions of up to 10% of their annual compensation in addition to the contribution through salary reduction. Rollover contributions are also permitted.

     INVESTMENT OF FUNDS - Effective September 1, 1999, Delaware Management Trust Company ("Delaware"), an affiliate of Lincoln National Corporation, became the trustee and recordkeeper of the Plan. Prior to September 1, 1999, all investment transactions were executed by National City Trust ("National City"), an affiliate of National City Corporation.

     Each participant may elect among the following investment vehicles:

     A. INSTITUTIONAL INVESTORS' STABLE ASSET FUND - seeks to provide income and stability of principal by investing in guaranteed investment contracts (GIC's) or similar instruments issued by insurance companies and/or banks.

     B. STRONG GOVERNMENT SECURITIES FUND - seeks to provide a high level of current income by investing in securities issued or guaranteed by the U.S. government.

     C. FIDELITY PURITAN FUND - seeks to maximize income, with growth of capital being a secondary objective. Invests in high-yielding securities, including common stocks, preferred stocks and bonds.

     D. VANGUARD 500 INDEX FUND - seeks to return investment results that correspond to the price and yield performance of the S&P 500 index.

     E. TEMPLETON INSTITUTIONAL FOREIGN EQUITY MUTUAL FUND - seeks long term growth of capital by investing in companies generally located in foreign countries. In 1997, this fund changed investments from the Templeton Foreign Mutual Fund to the Templeton Institutional Foreign Equity Mutual Fund.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS


F. DODGE & COX BALANCED FUND - seeks income, conservation of principal, and long-term growth of principal and income by investing in equity securities and bonds. This investment option was discontinued effective
     September 1, 1999.

G. DAVIS NEW YORK VENTURE FUND - seeks long term capital growth by investing in securities that have above average appreciation potential. This investment option was discontinued effective September 1, 1999.


H. PARKSTONE SMALL CAPITALIZATION FUND - seeks growth of capital by investing in stocks of small to medium size companies primarily in the United States. This investment option was discontinued in 1998.

I. BLACKROCK SMALL CAPITALIZATION GROWTH FUND - seeks long-term capital growth by investing in stocks of small companies with earnings growth momentum and relative price strength.

J. MAS SMALL CAPITALIZATION VALUE PORTFOLIO - seeks long-term capital growth by investing in stocks of small companies with stocks selling at discounted price/earnings valuations.

K. DELAWARE PRESERVATION ACCOUNT - seeks to provide a high degree of safety, stable principal value and consistent and positive returns.

L. DELAWARE GROWTH AND INCOME FUND - seeks total return by providing capital appreciation potential plus dividend income. Invests in common stocks that have a better yield than the average dividend yield of the S & P 500 Index.

M. DELAWARE DEVON FUND - seeks stocks in "transition" from value to growth and/or mid-cap to large-cap. Identifies stocks with the potential for above average dividend growth.

N. DELAWARE SELECT GROWTH FUND - seeks securities with high, consistent and accelerating earnings. Targets companies with earnings growth rates of 20% or more with capitalization of at least $300 million.

O. ROYAL STOCK FUND - This fund is comprised exclusively of Common Shares, without par value of the Company (Common Shares). Each participant electing to purchase Common Shares through the Stock Fund is permitted to vote such Common Shares in the same manner as any other shareholder and is furnished proxy materials to such effect. If a participant does not vote their proxy, the Trustee votes the proxy for the participant's Common Shares. Common Shares purchased under the Account are generally purchased on the open market for cash. The price of Common Shares purchased on the open market is priced for each participant's account at an average purchase price of all shares purchased, plus brokerage fees, taxes, commissions and expenses incident to the purchase, unless it is determined that the Company will bear these costs. No more than 50% of a participant's contributions may be invested in the Royal Stock Fund.

     Participants can allocate their contribution between the Funds in various percentages, which can be changed on a daily basis throughout the year.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

     VESTING - All contributions are 100% vested and non-forfeitable.

     DISTRIBUTIONS AND WITHDRAWALS - Loans and hardship withdrawals are permitted pursuant to the terms of the Plan. In addition, participants may make hardship withdrawals from the voluntary after-tax contribution account by filing a written request at least thirty (30) days in advance.

     Participants and their beneficiaries are entitled to receive a distribution of their account balances upon death, disability, termination of employment prior to retirement, or retirement. Distributions may be made in a lump sum or periodic payments, as may be elected by the participants or their beneficiaries, subject to the terms of the Plan.

     NET APPRECIATION (DEPRECIATION) IN FAIR MARKET VALUE OF ASSETS - The Plan presents, in the Statements of Changes in Net Assets Available for Plan Benefits, the net appreciation (depreciation) in the fair market value of its investments, which consist of realized gains or losses and unrealized appreciation. Total realized gains (losses) for 1999 and 1998 were $1,864,920 and ($125,472), respectively, and the unrealized appreciation was $1,199,839 and $761,176 for 1999 and 1998, respectively.

     EXPENSES - Administrative fees, brokerage fees and other Plan expenses are the responsibility of the Plan. The Company, at its discretion has elected to pay these costs directly.

2.   Summary of Significant Accounting Policies:
     -------------------------------------------
     BASIS OF PRESENTATION - The accompanying financial statements have been prepared on an accrual basis in accordance with generally accepted accounting principles.

     INVESTMENTS - Certain plan assets were maintained in Guaranteed Investment Contracts and Investment Funds and common shares of the Company. The investment funds included Strong Government Fund, Fidelity Puritan Fund, Vanguard 500 Index Fund, Templeton Institutional Foreign Equity Mutual Fund, Blackrock Small Capitalization Growth Fund, MAS Small Capitalization Value Portfolio, Dodge & Cox Balanced Fund, Davis New York Venture Fund and Parkstone Small Capitalization Fund. Effective September 1999, the Guranteed Investment Contracts were no longer available. In addition, the Delaware Growth and Income Fund, Delaware Devon Fund, Delaware Select Growth Fund and the Delaware Preservation were included in the investment funds and the Dodge & Cox Balanced Fund and Davis New York Venture Fund were discontinued. All other funds were maintained by the Plan. Contributions and income from investments of each fund are reinvested in the same fund.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

     Investments in Guaranteed Investment Contracts for the prior year were recorded at the guaranteed value (contribution and interest) of the Plan assets.

     Other investments are valued at fair market value by National City until August 31, 1999, and Delaware as of December 31, 1999, using readily available published market values.

     The following presents the market value of investments that represent 5 percent or more of the Plan's net assets.

                                                                                  DECEMBER 31,
                                                                           --------------------------
                                                                           1999                  1998
                                                                           --------------------------
         Fidelity Purtian Fund, 127,549 and
         78,045 shares, respectively                                     $2,427,266        $1,566,360

         Vanguard 500 Index Fund, 25,915
         and 24,117 shares, respectively                                  3,507,075         2,748,110

         Templeton Institutional Foreign Equity Mutual Fund, 74,350
         and 56,550 shares, respectively                                  1,600,751         1,004,334

         Blackrock Small Capitalization Growth Fund
         108,807 and 83,352 shares, respectively                          3,564,524         1,832,076

         Delaware Devon Fund, 118,765 as of
         12/31/99                                                         2,344,424                 -

         Delaware Preservation Fund, 145,422
         as of 12/31/99                                                   2,091,024                 -

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits and changes, therein. Actual results could differ from those estimates.

     RISKS AND UNCERTAINTIES - The Plan provides for various investment options in any combination of Guaranteed Investment Contracts, Investment Funds and common shares of the Company. Investments are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in risks in the near term could materially affect participants' account balances and the amounts reported in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits.

3.   Income Tax Status:
     ------------------
     The Internal Revenue Service (IRS) has issued a favorable determination letter dated June 20, 1995, with respect to the Plan's qualified status, as amended, under Section 401(a) of the Internal Revenue Code (Code). As such, the trust established thereunder is exempt from Federal income taxes under
     Section 501(a) of the Code. All withdrawals, with the exception of after tax employee contributions, are taxable to the participants of the Plan.

4.   Right to Terminate:
     -------------------
     Although it has not expressed any interest to do so, the Company has the right to terminate the Plan at any time.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
          ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1999

----------------------------------------------------------------------------------------------------------------------------------
                                                             Description of investment including
                                                            maturity date, rate of interest, collateral,
Identity of issue, borrower, lessor, or similar party           par or maturity value                       Cost      Market Value
----------------------------------------------------------------------------------------------------------------------------------

Strong Government Securities Fund                                      Mutual Fund                          $658,963      $650,643
Fidelity Puritan Fund                                                  Mutual Fund                         2,525,276     2,427,266
Vanguard 500 Index Fund                                                Mutual Fund                         3,176,423     3,507,075
Templeton Institutional Foreign Equity Mutual Fund                     Mutual Fund                         1,465,771     1,600,750
Blackrock Small Capitalization Growth Fund                             Mutual Fund                         2,730,714     3,564,524
MAS Small Capitalization Value Portfolio                               Mutual Fund                           369,287       396,070
Royal Stock Fund                                                       Common Stock                        1,030,640       895,819
Royal Cash Fund                                                        Mutual Fund                             5,113         5,113
Delaware Devon Fund                                                    Mutual Fund                         2,392,891     2,344,424
Delaware Preservation Account                                          Mutual Fund                         2,077,684     2,091,024
Delaware Select Growth Fund                                            Mutual Fund                           462,452       593,654
Delaware Growth & Income Fund                                          Mutual Fund                            86,774        84,528
Participant Loans                                                      Various maturity dates;
                                                                        interest prime plus
                                                                                                             794,202       794,202
                                                                                                         -----------   -----------
                                                                                                         $17,776,190   $18,955,092
                                                                                                         -----------   -----------

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
        ITEM 27 (d) - SCHEDULE OF TRANSACTIONS OR SERIES OF TRANSACTIONS
               IN EXCESS OF 5% OF THE CURRENT VALUE OF PLAN ASSETS
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                              Purchase      Selling     Cost of        Current Value   Realized Gain
Identity of Party Involved   Description of Asset              Price        Price        Asset          of Asset      (Loss) on Sale
--------------------------   --------------------             ---------     --------   --------        -------------  -------------

Delaware Investment          Devon Fund                      $3,150,772   $        -   $        -       $        -       $        -

Institutional Investment     Stable Asset Fund                        -    1,623,054    1,823,054        1,823,054                -


Single Transaction           New York Venture Fund                    -    3,035,464    2,026,586        3,035,459        1,008,873

Single Transaction           Dodge & Cox Balanced Fund                -      887,073      835,974          887,085           51,111

Series of Transactions       Blackrock Small Capitalization
National City                 Fund
                                   Purchases                    173,052            -      173,052          173,052                -
                                   Sales                              -      149,260      149,260          157,346            8,086

                             New York Venture Fund
                                   Purchases                    292,981            -      292,981          292,981                -
                                   Sales                              0      123,941      123,941          184,831           60,890

                             Dodge & Cox Balanced Fund
                                   Purchases                    103,846            -      103,846          103,846                -
                                   Sales                              -      113,925      113,925          115,168            1,243

                             Fidelity Puritan Fund
                                   Purchases                    174,477            -      174,477          174,477                -
                                   Sales                              -      112,349      112,349          129,967           17,618

                             MAS Small Capitalization Fund
                                   Purchases                     58,259            -       58,259           58,259                -
                                   Sales                              -       11,562       11,562            9,992           (1,570)

                             Government Securities Fund
                                   Purchases                     74,072            -       74,072           74,072                -
                                   Sales                              0       61,022       61,022           60,357             (665)

                             Templeton Foreign Institutional
                               Fund
                                   Purchases                    142,774           -      142,774           142,774                -
                                   Sales                              0      95,731       95,731            94,672           (1,059)

                             Vanguard Index Trust 500
                                   Purchases                    377,455            -      377,455          377,455                -
                                   Sales                              0      175,910      175,910          282,647          106,737